Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of Simmons First National Corporation on Form S-4 filed July 23, 2014, of our report dated March 21, 2014, on our audits of the consolidated financial statements of Liberty Bancshares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, which report is included in Simmons First National Corporation’s Current Report on Form 8-K filed on June 23, 2014.  We also consent to the references to our firm under the caption “Experts”.

/s/ BKD, LLP

Springfield, Missouri
July 23, 2014